                                                             EXHIBIT B




                      DENTAL PRACTICE ADMINISTRATORS, INC.
                                AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996

[LETTER HEAD OF HARVEY JUDKOWITZ]



To the Board of Directors of
Dental Practice Administrators, Inc.

I have audited the accompanying consolidated balance sheet of Dental Practice Administrators, Inc. and subsidiaries as of March 31, 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the period from October 12, 1995 (date of inception) to March 31, 1996. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dental Practice Administrators, Inc. as of March 31, 1996, and the results of its operations and its cash flows for the period from October 12, 1995 (date of inception) to March 31, 1996 in conformity with generally accepted accounting principles.

/s/ [SIGNITURE ILLEGIBLE]
- -------------------------------
Miami, Florida
May 31, 1996

                      DENTAL PRACTICE ADMINISTRATORS, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996

                                     ASSETS

Current assets
Cash                                                        $  21,430
Accounts receivable                                            58,619
Supplies inventory                                             21,231
                                                            ---------

     Total current assets                                     101,280
                                                            ---------

Furniture and equipment, less accumulated
     depreciation of $6,675                                   130,836
                                                            ---------
                                                            $ 232,116
                                                            =========


                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities
Accounts payable and accrued expenses                       $  12,953
Income taxes payable                                            5,100
                                                            ---------

     Total current liabilities                                 18,053
                                                            ---------

Long-term debt                                                 59,042
                                                            ---------

Stockholders' equity
Common stock, $1 par value, 100 shares, authorized
issued and outstanding                                            100
Additional paid-in capital                                    132,564
Retained earnings                                              22,357
                                                            ---------

                                                              155,021
                                                            ---------

                                                            $ 232,116
                                                            =========


    The accompanying notes are an integral part of these financial statements

                      DENTAL PRACTICE ADMINISTRATORS, INC.
                                AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
              FOR THE PERIOD OCTOBER 12, 1995 (DATE OF INCEPTION)
                               TO MARCH 31, 1996

Fees earned                                                 $  245,761
                                                            ----------

Direct costs
Dentists remuneration                                           76,234
Dental supplies                                                 12,280
Laboratory costs                                                 2,278
                                                            ----------
                                                                90,792
                                                            ----------

                                                               154,969

General and administrative expense                             127,512
                                                            ----------

Income before income taxes                                      27,457

Income taxes                                                     5,100
                                                            ----------

Net income                                                  $   22,357
                                                            ==========

Earnings per common share                                       $224
                                                                ====




     The accompanying notes are an integral part of these financial statements

                      DENTAL PRACTICE ADMINISTRATORS, INC.
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE PERIOD OCTOBER 12, 1995 (DATE OF INCEPTION)
                               TO MARCH 31, 1996




                                          Additional
                   Common stock            paid-in        Retained
                 Shares   Amount           capital        earnings
                 ------   ------         ----------       -------
October 12, 1995

Sales of common
stock             100     $100         $                   $

Contribution
of furniture and
equipment                                132,564

Net income for
period            ---     ----           -------            22,357
                                                            ------


Balance March 31,
1996              100     $100         $ 132,564           $22,357
                  ===     ====         =========           =======



         The accompanying notes are an integral part of these financial statements

                      DENTAL PRACTICE ADMINISTRATORS, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE PERIOD OCTOBER 12, 1995 (DATE OF INCEPTION)
                               TO MARCH 31, 1996




CASH FLOWS FROM OPERATION ACTIVITIES

     Net income                                                 $ 22,357
     Adjustments to reconcile net income to
       net cash provided by operating activities
         Depreciation                                              6,675
         Increase in accounts receivable                      (   58,619)
         Increase in supplies inventory                       (   21,231)
         Increase in accounts payable and accrued expenses        12,953
         Increase in income taxes payable                          5,100
                                                              -----------

NET CASH USED BY OPERATION ACTIVITIES                         (   32,765)
                                                              -----------


CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of furniture and equipment                           (    4,947)
                                                              -----------

NET CASH USED BY INVESTING ACTIVITIES                         (    4,947)
                                                              -----------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Proceeds of long-term debt                                        59,042
Proceeds from sale of common stock                                   100
                                                              -----------

CASH PROVIDED BY FINANCING ACTIVITIES                              59,142
                                                              -----------


INCREASE IN CASH AND CASH BALANCE,
March 31, 1996                                                  $  21,430
                                                              ===========

SUPPLEMENTARY INFORMATION
Furniture and equipment valued at $132,564 was contributed to the Company and is included as additional paid-in capital.



         The accompanying notes are an integral part of these financial statements

                      DENTAL PRACTICE ADMINISTRATORS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996



1. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Organization
- ------------
Dental Practice Administrators, Inc. (the Company) (DPA) was organized in October, 1995, in the State of Florida, for the purpose of administrating dental practices in the state of Florida. These financial statements include the accounts of the Company and its five wholly owned subsidiaries, each of which is a fully operational dental practice. In addition to opening up additional dental practices, the Company also plans to operate mobile dental practices servicing schools and nursing homes.

Supplies Inventory
- ------------------
Supplies inventory is recorded at cost and represents the materials needed for day to day operations.

Accounts Receivable
- -------------------
Revenues are recognized on the accrual method of accounting. Therefore when the patients are treated revenue is recorded and a corresponding receivable is established. As many patients are covered by insurance, the accounts receivable represent the amounts due from insurance companies.

Furniture and Equipment
- -----------------------
Furniture and equipment are recorded at cost. The Company provides depreciation for financial purposes over the estimated useful lives of the assets using the straight line method. Upon retirement or sale of fixed assets, their net book value is removed from the accounts and the difference between such net book value and proceeds received is recorded in income. Expenditures for maintenance and repairs are charged to income; renewals and improvements are capitalized.

The annual rates of depreciation are 20% for furniture and equipment.

                      DENTAL PRACTICE ADMINISTRATORS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996


NOTE 2. LEASES

The Company leases office facilities under operating leases which expire over the next 6 years. Most of these leases provide for renewals for a like period of time.

Minimum payments for these leases having initial or remaining noncancelable terms in excess of one year are as follows:

     Year ended: September 30, 1997  $ 86,499
                 September 30, 1998    69,524
                 September 30, 1999     8,958
                 September 30, 2000     3,000
                 September 30, 2001       500
                                     --------

                                     $168,481
                                     ========

Rental expense for the period ended March 31, 1996 was $29,000 and should approximate $70,700 for the year ended September 30, 1996.

NOTE 3. FURNITURE AND EQUIPMENT

Furniture and equipment as of March 31, 1996 and their respective accumulated depreciation are as follows:

                                        Accumulated   Estimated
                                Cost    Depreciation    Lives
                              --------  ------------  ---------
          Dental equipment    $123,712      $6,022    5 years
          Furniture             13,799         653    5 years
                              --------      ------
                              $137,511      $6,675
                              ========      ======

During the formation of the Company, $132,564 in dental equipment and furniture was donated to the Company as part of the initial capitalization. This amount was credited to addition paid-in capital.

NOTE 4. INCOME TAXES

Provision for income taxes for the period ended March 31, 1996 is as follows:

                    State of Florida        $ 1,200
                    Federal tax               3,900
                                            -------
                                            $ 5,100
                                            =======

                      DENTAL PRACTICE ADMINISTRATORS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996


NOTE 5. LONG-TERM DEBT

In March of 1996, $59,042 was loaned to the Company. The total loan was to be $60,000. The balance of $958 plus an additional $7,500 was received by the Company on May 31, 1996. At the discretion of the lender this amount can be converted into common stock of the Company.

NOTE 6. COMMITMENTS and CONTINGENCIES

In February, 1996, the Company began discussions with Campbell Capital Corporation, (Campbell), an SEC reporting Company. The discussions center upon the meeting of certain conditions. Should these conditions be met, there will be a statutory merger of the two companies, which will result in DPA becoming a public company, subject to the rules and regulations of the securities and exchange commission.

NOTE 7. SUBSEQUENT EVENTS

On March 31, 1996, the Company was granted a $25,000 line of credit from the Barnett Bank. The use of proceeds from this line will be used to give additional financing to the Company. The repayment of any monies borrowed under this line are guaranteed by the stockholder of the Company. The Company borrowed $15,000 on this line subsequent to March 31, 1996.